Exhibit 3.41

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 12/30/1998 981508708 – 2986570

CERTIFICATE OF FORMATION

OF

NEWSUB MAGAZINE SERVICES LLC

This Certificate of Formation of NewSub Magazine Services LLC (hereinafter called the “Company”) is being executed by the undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Act.

1. The name of the Company is: NEWSUB MAGAZINE SERVICES LLC

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Lexis Document Services Inc., 30 Old Rudnick Lane, Suite 100, Dover, DE 19901, County of Kent.

Executed on December 30, 1998.

/s/ Harry E. Peden, III
Harry E. Peden, III
Authorized Person

57187

CERTIFICATE OF AMENDMENT

OF

NEWSUB MAGAZINE SERVICES LLC

1.	The name of the limited liability company is NewSub Magazine Services LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Amendment shall be effective on July 20, 2000.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of NewSub Magazine Services LLC Certificate of Formation this 6th day of July, 2000.

/s/ Michael Loeb
Michael Loeb, Chairman,
President and CEO

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 07/18/2000 001364357 – 2986570